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                                                                    EXHIBIT 99.1

                                                       P.O. Box 619100
                                                       Dallas, Texas  75261-9100
[LOGO] Kimberly-Clark Corporation

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For Release:                                           For Further Information:

                                                           Angie McCoy
                                                           (214) 281-1486

             KIMBERLY-CLARK AND SCOTT COMPLETE $9.4 BILLION MERGER

    MERGER CREATES SECOND LARGEST U.S. HOUSEHOLD AND PERSONAL CARE PRODUCTS
                COMPANY AND WORLD'S LEADING TISSUE MANUFACTURER

DALLAS, December 12, 1995 -- Kimberly-Clark Corporation and Scott Paper Company today finalized a $9.4 billion merger following overwhelming approval by stockholders voting at separate meetings in Dallas and Boca Raton.

     Scott shareholders will receive 0.78 of a share of newly issued Kimberly-Clark common stock for each share of Scott's common stock in a tax-free exchange. As a result, the combined company will have a total of approximately 280 million shares outstanding. The merged company, with annual sales of more than $12 billion, will operate under the Kimberly-Clark name and will trade on the New York Stock Exchange under the ticker symbol "KMB."

     "Today, we have witnessed the birth of a much stronger Kimberly-Clark Corporation -- in both a financial and strategic sense," said Wayne R. Sanders, chairman and chief executive officer of Kimberly-Clark. "We are now one company with a diversified line of some of the world's best-known, most trusted brands including Kleenex, Scott, Cottonelle, Viva, Huggies, Kotex and Depend."

     Mr. Sanders said: "Since the merger agreement was announced in July, we have made excellent progress toward achieving our priorities. First, we wanted to be ready for business on day one as one company, and we are. Second, we wanted to establish from the beginning an organization that is the right size for the future. We now expect to exceed our initial projections for potential cost savings.

     "Third, we planned to move quickly to benefit from our global scale in our three core businesses: personal care products, consumer tissue and away-from-home products. This is the new platform from which we will launch our next stage of growth. For those who thought of Kimberly-Clark as a great diaper company, this merger has given us two other strong global businesses with brands that we will now leverage around the world.

     "And fourth, we wanted to maintain our intense focus on product innovation. I'm pleased to say that consumers can expect to see a number of product-related announcements within the next six months."

     Effective today, John F. Fort, III, Peter Harf and Gary L. Roubos, each of whom served on Scott's board of directors, join Kimberly-Clark's board. Mr. Fort is the former chairman, president and chief executive officer of Tyco International, Inc. Mr. Harf is chairman and chief executive officer of Joh. A. Benckiser GmbH, and Mr. Roubos is chairman of Dover Corporation.

     Kimberly-Clark, a Fortune 100 company, is a leading manufacturer of personal care, consumer tissue and away-from-home products. The company's well-known personal care brands include Huggies, Pull-Ups, Goodnites, Kotex, New Freedom, Poise and Depend. Consumer tissue products are marketed under the famous trademarks Kleenex, Scott, Cottonelle, Viva and Job Squad.

     For industrial, hotel and institutional uses, the company makes away-from-home tissue and nonwoven products with such brand names as Scott, Surpass, Kimwipes and Wypall. Kimberly-Clark also manufactures professional health care products, newsprint and premium business, correspondence and technical papers. Worldwide, the company has operations in 32 countries and its products are sold in 150 countries.